Exhibit 99.1

Nordson Corporation Reports Results for Fourth Quarter and Fiscal Year 2009

  Fourth quarter sales improve 15 percent sequentially; full year sales total $819 million
  Earnings impacted by non-cash goodwill and long-lived asset pre-tax impairment charges of $243 million
  Fourth quarter operating margin, before impairment charges, improves sequentially to 20 percent, exceeding level of a year ago
  Fourth quarter diluted earnings per share, before impairment charges, improve sequentially to $0.85
  Strong free cash flow of $40 million during fourth quarter more than triples level of a year ago
  First quarter FY2010 sales expected to increase 13 to 17 percent over prior year; midpoint of first quarter earnings per share guidance to double prior year

WESTLAKE, Ohio--(BUSINESS WIRE)--December 16, 2009--Nordson Corporation (Nasdaq: NDSN) today reported results for the fourth quarter and fiscal year 2009. For the quarter ending October 31, 2009, sales were $237 million, an increase of 15 percent over the third quarter of 2009. Net loss for the quarter was $209 million, or $6.22 per diluted share, inclusive of non-cash goodwill and other long-lived asset impairment charges of $7.08 per share. Excluding the impairment charges, adjusted earnings for the quarter were $29 million, or $0.85 per diluted share, inclusive of a $0.04 per share charge related to previously announced cost reduction activities. Prior year fourth quarter sales, net income and diluted earnings per share were $298 million, $31 million and $0.90, respectively.

“Nordson delivered another quarter of very strong operating performance,” said Chairman, President and Chief Executive Officer Edward P. Campbell. “Excluding non-cash impairment charges, operating margin was 20 percent, exceeding the outstanding performance of the previous quarter and the prior year’s fourth quarter. We also continued to generate a very high level of free cash, which at $40 million in the quarter more than triples the level of a year ago.”

“While the quarter’s non-cash charges for the impairment of goodwill and other long-lived assets from various acquisitions are required under generally accepted accounting principles, the company’s market position, operating strength and cash resources are not in any way affected by the charges,” added Campbell.

Fourth Quarter Segment & Regional Results
“All segments and geographies reported strong sequential sales growth,” said Campbell. “I am pleased with the second consecutive quarter of 29 percent operating margin delivered by the Adhesives Dispensing Systems segment, as well as the improvement in the Industrial Coating Systems segment operating margin, which reached 6 percent before impairment charges.” Campbell also announced that the name of the Industrial Coating and Automotive Systems segment has been changed to Industrial Coating Systems to more accurately reflect the broad composition of the segment’s customer base.

Detailed results by operating segment and geography are included in the attached tables, as is a reconciliation of non-GAAP to GAAP results for the fourth quarter and full year.

Fiscal 2009 Full Year Results
For the full 2009 fiscal year, sales were $819 million. Net loss for the year was $160 million, or $4.77 per diluted share, inclusive of the $7.08 per share non-cash impairment charges. Excluding impairment charges, adjusted earnings for the year were $78 million, or $2.31 per diluted share, inclusive of $0.31 per share in charges related to previously announced cost reduction activities and $0.20 per share in gains related to one-time tax benefits and the sale of real estate. Prior year sales, net income and diluted earnings per share on a full year basis were $1.1 billion, $118 million and $3.43, respectively.

“Sales improved sequentially in every quarter this year, as did operating profit, operating margin and diluted earnings per share excluding the non-cash impairment charges,” said Campbell. “These solid results were achieved despite very challenging economic conditions, and were driven by our global team’s ability to bring value to customers while also controlling costs, as evidenced by the $86 million reduction in selling and administrative expenses from the prior year.”

Order Rates and Backlog
Order rates for the 12-week period ending December 13, 2009, measured in constant currency, increased 4 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the fourth quarter was approximately $79 million, a decrease of 9 percent compared with $87 million at the end of the fourth quarter last year. Backlog amounts are calculated at October 31, 2009 exchange rates.

Outlook
For the first quarter of fiscal 2010, sales are expected to increase in the range of 13 to 17 percent over the first quarter a year ago. Diluted earnings per share are expected to be in the range of $0.61 to $0.71, including an anticipated $0.10 per share one-time tax benefit and a $0.01 per share charge for restructuring activities.

“I am extremely pleased with how strongly positioned Nordson begins 2010,” said Campbell. “All of the company’s markets are showing varying degrees of recovery, more lean and effective organizational structures are in place, our market leadership positions are intact, and we continue to post strong operating results. I have every confidence that Nordson’s leadership team will continue to deliver the excellent financial results that investors have come to expect.”

Nordson will broadcast its fourth-quarter conference call on the investor relations page of its Web site, www.nordson.com, on Thursday, December 17, 2009 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation (Nasdaq: NDSN) is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2009
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2009	2008	2009	2008

Net sales	$237,444	$297,662	$819,165	$1,124,829
Cost of sales	100,375	135,398	350,239	494,394
Selling & administrative expenses	90,665	113,845	353,690	440,097
Goodwill and long-lived asset impairments	243,043	-	243,043	-

Operating profit (loss)	(196,639)	48,419	(127,807)	190,338

Interest expense - net	(1,470)	(3,096)	(7,279)	(15,464)
Other income - net	618	76	7,895	4,914

Income (loss) before income taxes	(197,491)	45,399	(127,191)	179,788
Income taxes	11,542	14,653	32,864	62,284

Net Income (loss)	$(209,033)	$30,746	$(160,055)	$117,504

Return on sales	-88%	10%	-20%	10%
Return on average shareholders' equity	-147%	20%	-28%	20%

Average common shares outstanding (000's)	33,620	33,940	33,565	33,746
Average common shares and common share equivalents (000's)
	33,620	34,271	33,565	34,307

Per share:

Basic earnings (loss)	$(6.22)	$.91	$(4.77)	$3.48
Diluted earnings (loss)	$(6.22)	$.90	$(4.77)	$3.43

Dividends paid	$.19	$.1825	$.7375	$.73

FOURTH QUARTER PERIOD
Period Ending October 31, 2009
(Unaudited)

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2009	2008

Cash and marketable securities	$18,824	$11,760
Receivables	191,201	224,813
Inventories	97,636	118,034
Other current assets	39,010	29,706
Total current assets	346,671	384,313

Property, plant & equipment - net	118,291	133,843
Other assets	425,712	648,513

	$890,674	$1,166,669

Notes payable and debt due within one year	$5,577	$46,351
Accounts payable and accrued liabilities	150,845	157,645
Total current liabilities	156,422	203,996

Long-term debt	152,260	238,550
Other liabilities	212,016	150,011
Total shareholders' equity	369,976	574,112

	$890,674	$1,166,669

Other information:

Employees	3,681	4,200

Common shares outstanding (000's)	33,678	33,708

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FOURTH QUARTER PERIOD
Period Ending October 31, 2009
(Unaudited)

	Fourth Quarter		% Growth over 2008			Year-to-Date		% Growth over 2008
SALES BY BUSINESS SEGMENT	2009	2008	Volume	Currency	Total	2009	2008	Volume	Currency	Total

Adhesive dispensing systems	$132,562	$151,544	-13.9%	1.4%	-12.5%	$460,746	$580,711	-16.3%	-4.4%	-20.7%
Advanced technology systems	73,255	95,144	-21.8%	-1.2%	-23.0%	248,827	367,366	-28.2%	-4.1%	-32.3%
Industrial coating systems	31,627	50,974	-39.2%	1.2%	-38.0%	109,592	176,752	-35.9%	-2.1%	-38.0%

Total sales by business segment	$237,444	$297,662	-20.7%	0.5%	-20.2%	$819,165	$1,124,829	-23.3%	-3.9%	-27.2%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT	2009	2008				2009	2008

Adhesive dispensing systems	$38,555	$38,081				$127,589	$145,390
Advanced technology systems	(227,611)	16,243				(214,373)	61,764
Industrial coating systems	(1,866)	5,124				(7,303)	11,015
Corporate	(5,717)	(11,029)				(33,720)	(27,831)

Total operating profit (loss) by business segment	$(196,639)	$48,419				$(127,807)	$190,338

	Fourth Quarter		% Growth over 2008			Year-to-Date		% Growth over 2008
SALES BY GEOGRAPHIC REGION	2009	2008	Volume	Currency	Total	2009	2008	Volume	Currency	Total

United States	$65,371	$81,641	-19.9%	-	-19.9%	$235,295	$315,553	-25.4%	-	-25.4%
Americas	20,859	22,257	-3.6%	-2.7%	-6.3%	59,900	76,860	-14.0%	-8.1%	-22.1%
Europe	81,243	108,617	-25.5%	0.3%	-25.2%	295,952	431,583	-22.9%	-8.5%	-31.4%
Japan	23,300	37,773	-44.2%	5.9%	-38.3%	81,944	110,891	-31.6%	5.5%	-26.1%
Asia Pacific	46,671	47,374	-0.9%	-0.6%	-1.5%	146,074	189,942	-19.3%	-3.8%	-23.1%

Total sales by geographic region	$237,444	$297,662	-20.7%	0.5%	-20.2%	$819,165	$1,124,829	-23.3%	-3.9%	-27.2%

	Fourth Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2009	2008				2009	2008

Depreciation and amortization	$7,209	$8,592				$31,410	$32,237
Capital expenditures	$2,801	$8,501				$12,514	$26,386
Dividends paid	$6,386	$6,215				$24,747	$24,645

NORDSON CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
RECONCILIATION OF NET LOSS TO EARNINGS AS ADJUSTED
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2009
(Unaudited)

Earnings and operating profit as adjusted (Non-GAAP) are measures of income that differ from earnings and operating profit measured in accordance with generally accepted accounting principles (“GAAP”). Earnings and operating profit as adjusted (Non-GAAP) are adjusted for exclusion of goodwill and long-lived asset impairment charges. Management believes that operating profit, net income (loss) and earnings as adjusted for exclusion of these charges assist in understanding the results of operations of Nordson Corporation. In addition, Management and the Board evaluate results using operating profit, net (loss) income and earnings as adjusted.

	Fourth Quarter 2009					Year-to-Date 2009
	Income (Loss)	Income (Loss)	Diluted	Return	Return	Income (Loss)	Income (Loss)	Diluted	Return	Return
	Before Taxes	After Taxes	EPS	On Sales	On Equity	Before Taxes	After Taxes	EPS	On Sales	On Equity

Net loss	$(197,491)	$(209,033)	$(6.22)	-88%	-147%	$(127,191)	$(160,055)	$(4.77)	-20%	-28%

Goodwill and long-lived asset impairments	243,043	237,927	7.08			243,043	237,927	7.09

Pro forma effect of dilution on earnings as adjusted *			(0.01)					(0.01)

Earnings as adjusted (Non-GAAP)	$45,552	$28,894	$0.85	12%	18%	$115,852	$77,872	$2.31	10%	13%

* Our loss per share for generally accepted accounting principles (GAAP) does not allow for the inclusion of the dilutive effect of shares in the denominator of our per share calculation since this effect would result in a reduction of the loss per share. The pro forma effect of dilution on earnings as adjusted is included in the reconciliation of our Non-GAAP measure so that earnings as adjusted reflects the impact of any applicable dilutive shares.

OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT					Fourth					Year-
					Quarter					to-Date
	Fourth Quarter 2009				2008	Year-to-Date 2009				2008
	Operating		Operating		Operating	Operating		Operating		Operating
	Profit		Profit (Loss)		Profit	Profit		Profit (Loss)		Profit
	(Loss)	Impairments	As Adjusted		(Loss)	(Loss)	Impairments	As Adjusted		(Loss)

Adhesive dispensing systems	$38,555	$-	$38,555		$38,081	$127,589	$-	$127,589		$145,390
Advanced technology systems	(227,611)	239,427	11,816		16,243	(214,373)	239,427	25,054		61,764
Industrial coating systems	(1,866)	3,616	1,750		5,124	(7,303)	3,616	(3,687)		11,015
Corporate	(5,717)	-	(5,717)		(11,029)	(33,720)	-	(33,720)		(27,831)

Total operating (loss) profit by business segment	$(196,639)	$243,043	$46,404		$48,419	$(127,807)	$243,043	$115,236		$190,338

Operating profit (loss) as a % of sales	-83%		20%		16%	-16%		14%		17%

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 13, 2009
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	3%	United States	2%
Advanced technology systems	20%	Americas	10%
Industrial coating systems	-22%	Europe	-9%
		Japan	-27%
Total	4%	Asia Pacific	64%

		Total	4%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com